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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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Nicor Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Nicor Inc.

P.O. Box 3014, Naperville, Illinois 60566-7014
630/305-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 15, 2004

      The Annual Meeting of Stockholders of Nicor Inc. will be held at The Northern Trust Company, 6th Floor Assembly Room, 50 South LaSalle Street, Chicago, Illinois, on Thursday, April 15, 2004, at 10:30 a.m. Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

      (1) elect directors;

      (2) ratify the appointment of Deloitte & Touche LLP as Nicor’s independent public accountants for 2004;

      (3) act on any properly presented stockholder proposals; and

      (4) conduct other business properly brought before the meeting.

      Only stockholders of record on the books of Nicor at the close of business on February 17, 2004, will be entitled to vote at the meeting. The stock transfer books will not be closed.

PAUL C. GRACEY, JR.
Vice President, General Counsel
and Secretary

March 11, 2004

IMPORTANT

     Nicor has approximately 25,000 registered stockholders. Your vote is important and we encourage you to vote promptly, whether you plan to attend the meeting or not. You may vote your shares via a toll-free telephone number or over the Internet, or you may sign, date and mail the enclosed proxy card in the envelope provided. If you prefer, you may attend the meeting and vote in person.

Admission to the 2004 Annual Meeting

     If you are a stockholder of record and plan to attend, please detach the admission ticket from the top of the enclosed proxy card and bring it with you to the annual meeting. If you are a stockholder whose shares are held by a broker, bank or other nominee, please request an admission ticket by writing to our principal executive offices at: Nicor Inc., Investor Relations, P.O. Box 3014, Naperville, IL 60566-7014. Evidence of your stock ownership, which you can obtain from your broker, bank or nominee, must accompany your letter. If your request is received by April 5, 2004, an admission ticket will be mailed to you. All other admission tickets can be obtained at the registration table located at the Northern Trust Corporation lobby beginning at 9:30 a.m. on the day of the annual meeting. An admission ticket (or other proof of stock ownership) and some form of photo identification will be required for admission to the annual meeting. Attendance at the meeting will be limited to stockholders of record and one guest per stockholder.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
VOTING
ITEM 1 -- ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
ITEM 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
PRINCIPAL ACCOUNTANT FEES AND SERVICES
ITEM 3 -- STOCKHOLDER PROPOSAL
LITIGATION
STOCKHOLDER PROPOSALS
OTHER MATTERS

      The Northern Trust Company is located at 50 South LaSalle Street, the northwest corner of LaSalle and Monroe Streets in Chicago, Illinois. The map below shows parking garages and lots in the immediate vicinity.

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nicor Inc., P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the Annual Meeting of Stockholders to be held on April 15, 2004. Nicor will pay the cost of soliciting proxies. In addition to solicitation by mail, officers and employees of Nicor may solicit proxies by telephone, by facsimile or in person. A copy of Nicor’s 2003 Annual Report, the Proxy Statement and the Form of Proxy is scheduled to be mailed on or about March 11, 2004 to all stockholders of record on February 17, 2004.

VOTING

      As of February 17, 2004, Nicor had outstanding 44,041,252 shares of Common Stock and 36,319 shares of Preferred Stock. Each share, regardless of class, entitles the holder to one vote on each matter properly brought before the meeting. Stockholders have cumulative voting rights only for the election of Directors, whereby for each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees. The presence of a majority of the votes of the shares of Nicor entitled to vote on the matters to be considered will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the nominees, while shares held in the name of a broker which are represented at the meeting but not authorized to vote on this matter (“broker nonvotes”) will not affect the outcome. The affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon will be required to ratify the appointment of independent public accountants (Item 2) and act on any properly presented stockholder proposals (Item 3). Shares represented at the meeting which abstain from voting on these proposals will have the effect of votes against the proposals, while broker nonvotes will not affect the outcome.

      You can revoke your proxy at any time before it is exercised by timely delivery to Nicor of a written statement that your proxy is revoked or of a properly executed, later-dated proxy, or by voting by ballot at the meeting. All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with the instructions set forth in the proxy. If you do not indicate how your shares should be voted on a matter, the shares, if represented by a properly executed proxy, will be voted as the Board of Directors recommends.

ITEM 1 — ELECTION OF DIRECTORS

      The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may accumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to accumulate such votes and vote for less than all of the nominees named herein.

Nominees

      The names of the nominees are set forth below along with their business experience during the last five years and other directorships currently held, including directorships with companies whose securities are registered with the Securities and Exchange Commission. Each Director will also be a Director of Northern Illinois Gas Company, doing business as Nicor Gas Company, a subsidiary of Nicor Inc.

ROBERT M. BEAVERS, JR.; Age 60

Director since 1992

Business experience: Chairman and Chief Executive Officer since October 2003, Best Diamond Packaging (Paper Products); Chairman and Chief Executive Officer since 2000, Best Harvest Bakeries (Commercial Bakeries); Senior Vice President 1980-1999, McDonald’s Corporation (Restaurants).
BRUCE P. BICKNER; Age 60

Director since 1996

Business experience: Independent consultant since 2002; formerly Chairman and Chief Executive Officer, 1985-2002, DEKALB Genetics Corporation (Agricultural Genetics and Technology); Executive Vice President, 1999-2001, and Co-President Global Seed Group, 1998-1999, Monsanto Company (Agricultural Chemicals and Seed).
JOHN H. BIRDSALL, III; Age 60 Director since 1982 Business experience: Private investor; formerly President, 1982-1986, Birdsall, Inc., a subsidiary of Nicor Inc. (Containerized Shipping).

THOMAS A. DONAHOE; Age 68

Director since 1998

Business experience:  Retired since 1996; formerly Partner, 1970-1996, as well as Managing Partner — Operations-Audit Practice, 1995-1996 and Vice Chairman 1988-1995, Price Waterhouse LLP (Accounting and Consulting Services).

Directorship: Andrew Corporation
THOMAS L. FISHER; Age 59

Director since 1988

Business experience: Chairman of the Board since 1996, Chief Executive Officer since 1995, and President 1994-2002, Nicor Inc., as well as Chairman of the Board since 1996, Chief Executive Officer 1988-2003 and President 1988-2002, Nicor Gas Company.
JOHN E. JONES; Age 69

Director since 1993

Business experience:  Retired since 1996; formerly Chairman of the Board and Chief Executive Officer, 1989-1996, as well as President and Chief Operating Officer, 1988-1996, CBI Industries, Inc. (Industrial Construction).

Directorships: Amsted Industries, Inc.; Valmont Industries, Inc.
DENNIS J. KELLER; Age 62

Director since 1994

Business experience:  Chairman of the Board since 1987, as well as Co-Chief Executive Officer since 2002 and Chief Executive Officer 1987-2002, DeVry Inc., as well as Chairman of the Board and Chief Executive Officer since 2002, DeVry University, Inc. (Technical and Management Education).

Directorship: DeVry Inc.
WILLIAM A. OSBORN; Age 56

Director since 1999

Business experience:  Chairman of the Board and Chief Executive Officer since 1995, Northern Trust Corporation (Banking and Trust Services).

Directorships: Caterpillar Inc.; Northern Trust Corporation; Tribune Company.

JOHN RAU; Age 55

Director since 1998

Business experience:  President and Chief Executive Officer since 2002, Miami Corporation (Private Asset Management); Chairman, 2000-2002, Chicago Title and Trust Company Foundation (Charitable Foundation); President and Chief Executive Officer, 1997-2000, Chicago Title Corporation (Financial Services).

Directorships: BorgWarner Inc.; First Industrial Realty Trust, Inc.

JOHN F. RIORDAN; Age 68

Director since 2001

Business experience:  President and Chief Executive Officer since 2000, Gas Technology Institute (Not-For-Profit Research and Education); Vice Chairman, 1998-1999, KN Energy, Inc. (Integrated Natural Gas); President and Chief Executive Officer, 1988-1998, MIDCON Corporation (Natural Gas Pipeline).

Directorship: National Fuel Gas Company

RUSS M. STROBEL; Age 51

Director since January 2004

Business experience: President since 2002, Executive Vice President, General Counsel and Secretary, January 2002 — October 2002, Senior Vice President, General Counsel and Secretary, January 2001 — January 2002, Nicor Inc., as well as Chief Executive Officer since November 2003, President since 2002, Executive Vice President, General Counsel and Secretary, January 2002 — October 2002, Senior Vice President, General Counsel and Secretary, January 2001 — January 2002, Nicor Gas Company; Partner, 2000, Altheimer & Gray; Partner, 1986-2000, Jenner & Block.

PATRICIA A. WIER; Age 66

Director since 1990

Business experience:  Independent business consultant since 1994; formerly President, 1986-1993, Encyclopaedia Britannica North America, a division of Encyclopaedia Britannica, Inc. (Publishing).

Directorship: Mannatech Inc.

Director Independence

      The Board of Directors has adopted standards for Director independence (Appendix A to this proxy statement) for determining whether a Director is independent from management. These standards are based upon the listing standards of the New York Stock Exchange and applicable laws and regulations. The Board of Directors has affirmatively determined, based on these standards, that the following Directors, all of whom are standing for election to the Board, are independent: Messrs. Robert M. Beavers, Jr., Bruce P. Bickner, John H. Birdsall, III, Thomas A. Donahoe, John E. Jones, Dennis J. Keller, William A. Osborn and John Rau and Mrs. Patricia A. Wier. The Board of Directors has also determined that the following Directors, all of whom are standing for election to the Board, are not independent: Messrs. Thomas L. Fisher, Chairman and Chief

Executive Officer of Nicor, Russ M. Strobel, President of Nicor, and John F. Riordan. Accordingly, nine of the 12 Director nominees are independent. The Board has also determined that all Board standing committees are composed entirely of independent Directors.

Executive Sessions

      Nicor’s corporate governance guidelines provide that non-management Directors will meet at least annually in executive session without management Directors or management present. In addition, the independent Directors will meet at least annually in executive session. These sessions will take place prior to or following regularly scheduled Board meetings.

      The Board has appointed the Chairman of the Corporate Governance Committee to preside over the meetings of the non-management Directors and independent Directors. Security holders may communicate with the Board of Directors by sending correspondence to the Vice President, General Counsel and Secretary, Nicor Inc., 1844 Ferry Road, Naperville, Illinois 60563-9600. The Vice President, General Counsel and Secretary will then submit the correspondence to the Board. Interested parties may communicate directly with the Director that presides over the executive sessions of the non-management Directors by sending correspondence to the Chairman of the Corporate Governance Committee, Board of Directors, Nicor Inc., 1844 Ferry Road, Naperville, Illinois 60563-9600.

Board and Committee Meetings

      The Nicor Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. In February 2004, the name “Committee on Directors” was changed to the “Corporate Governance Committee.” During 2003, there were 10 meetings of the Board of Directors, nine meetings of the Audit Committee, four meetings of the Compensation Committee and three meetings of the Committee on Directors. All incumbent Directors attended at least 85% or more of the aggregate number of meetings of the Board and Committees on which they served. Directors are expected to attend Nicor’s Annual Meeting of Stockholders and all were in attendance at the 2003 meeting.

      The charters, which include the functions and responsibilities, for each of the Audit, Compensation and Corporate Governance Committees can be found in the Investors Section on Nicor’s Web site at www.nicor.com.

Committees of the Board of Directors

      The members of the Audit Committee are Messrs. Bickner (Chairman), Birdsall, Donahoe and Jones. The Audit Committee is responsible for, among other things, reviewing the work of Nicor’s internal accounting and audit processes and independent auditors. Additional information regarding the Audit Committee is included in this proxy statement under the caption “Audit Committee Report” and in the Audit Committee Charter that is included as Appendix B.

      The members of the Compensation Committee are Messrs. Beavers, Keller (Chairman) and Rau and Mrs. Wier. The Committee is responsible for, among other things, reviewing and approving or, where appropriate, making recommendations to the Board of Directors relating to executive salaries and benefits. Additional information regarding the Compensation Committee is included in this proxy statement under the caption “Compensation Committee Report.”

      The members of the Corporate Governance Committee are Messrs. Donahoe, Jones (Chairman), Osborn and Rau. The Corporate Governance Committee has responsibility for, among other things, (i) developing criteria for selecting directors; (ii) identifying individuals qualified to become members of the Board of Directors and recommending director nominees for the next annual meeting of shareholders; and (iii) developing and recommending to the Board corporate governance guidelines applicable to Nicor. The Corporate Governance Committee will consider written recommendations from shareholders of Nicor regarding potential nominees for election as directors. To be considered for inclusion in the slate of nominees proposed by the Board at the next Annual Meeting of Shareholders of Nicor, such recommendations should be received in writing by the Vice President, General Counsel and Secretary of Nicor no later than November 4, 2004. The Board, in approving (and, in case of vacancies, appointing) such candidates, take into account many factors, including, at a minimum, size and composition of the Board, the ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, understanding of Nicor’s business on a technical level, other board service, educational and professional background, the possession of fundamental qualities of intelligence, honesty, good judgement, high ethics and standards of integrity, fairness and responsibility and the diversity of the Board. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgement using its diversity of experience in these various areas. The Corporate Governance Committee will not evaluate nominees proposed by shareholders any differently than other nominees to the Board.

Directors’ Compensation

      Directors who are not Nicor or subsidiary officers receive an annual retainer of $30,000, plus a $1,500 fee for each Board, Committee and stockholders meeting attended. Chairmen of the Compensation and Corporate Governance Committees are paid an additional retainer of $5,000 per year, and the Chairman of the Audit Committee is paid an additional retainer of $10,000 per year. Directors may elect to defer the payment of retainers and fees using an interest equivalent option or a share unit option. The interest equivalent option accrues interest quarterly at a prime interest rate. At retirement, the Director receives a cash payment equal to the value in his/her account. Under the share unit option, deferred amounts are converted into share units based on the market price of Nicor Common Stock at the deferral date, with amounts equal to dividends and distributions paid on Nicor Common Stock during the interim converted into additional share units based on then-current market prices for Nicor’s Common Stock. At retirement, the Director will be entitled to a cash payment based on the number of share units then held and the then-current market price of Nicor Common Stock. Once each year a Director may switch all or part of the deferred balance between the interest equivalent option and the share unit option. Nonofficer Directors as a group received 10,594 share units for compensation deferred and dividends paid during 2003, with an average price per share of $33.17. Five months following commencement of each term that they serve, nonofficer Directors also receive a cash award equal to the then market value of 600 shares of Nicor Common Stock, but at an annual election of the Director, such amount may be received half in the form of shares of Nicor Common Stock and the other half in cash.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Set forth below is the number of shares of Nicor Common Stock beneficially owned by each of Nicor’s Directors and the executive officers named in the Summary Compensation Table and by all Directors and executive officers as a group as of February 17, 2004, with sole voting and investment power except as otherwise noted, and share units held in the Directors’ Deferred Compensation Plan and Stock Deferral Plan.

No Director or executive officer beneficially owns more than 1% of the outstanding shares of Common Stock and no Director or executive officer owns any shares of Preferred Stock.

	Shares		Directors’
	Beneficially		Deferral
Name of Beneficial Owner	Owned		Plan Units(1)

Robert M. Beavers, Jr.	8,451		0
Bruce P. Bickner	13,021		0
John H. Birdsall, III	329,441	(2)	0
Daniel R. Dodge	32,726	(3)	0
Thomas A. Donahoe	6,288	(4)	8,444
Thomas L. Fisher	294,924	(3)(4)	0
Paul C. Gracey, Jr.	4,174	(4)	0
Kathleen L. Halloran	89,797	(3)	0
John E. Jones	3,700		6,184
Dennis J. Keller	3,800		14,286
William A. Osborn	3,200		0
John Rau	3,800		6,569
John F. Riordan	1,720	(4)	3,465
Russ M. Strobel	39,281	(3)(4)	0
Patricia A. Wier	8,688	(4)	15,388
Directors and Executive Officers as a Group	974,368	(2)(3)(4)
Percentage of class	2.2

1)	Share units held in the Directors Deferred Compensation Plan and payable in cash. The value of these share units depends directly on the performance of Nicor Common Stock.

2)	Includes 25,200 shares owned by a trust in which Mr. Birdsall is co-trustee with shared voting and investment power, and for which he disclaims any beneficial interest.

3)	Includes shares or share equivalents held pursuant to company benefit plans as follows: (a) shares individuals have a right to acquire or will have the right to acquire within 60 days through the exercise of stock options: Mr. Dodge, 25,600; Mr. Fisher, 201,000; Ms. Halloran, 73,100; Mr. Strobel, 22,900; and all Directors and executive officers as a group, 377,700; (b) shares held by the Savings Investment and Thrift Trust for: Mr. Dodge, 2,126; Mr. Fisher, 22,045; Ms. Halloran, 1,519; and all Directors and executive officers as a group, 30,576; and (c) share unit equivalents credited to their accounts under the Stock Deferral Plan, which enables officers to defer, and convert, up to 50% of their cash awards from the Annual Incentive Compensation Plan or Long-Term Incentive Plan into Nicor Common Stock, the receipt of which is deferred: Mr. Fisher, 50,352; Ms. Halloran, 8,556; Mr. Strobel, 4,117; and all Directors and executive officers as a group, 69,393.

4)	Includes shares held jointly or in common with a spouse, by a spouse or in trust as follows: Mr. Donahoe, 6,288; Mr. Fisher, 21,527; Mr. Gracey, 4,120; Mr. Riordan, 1,720; Mr. Strobel, 12,264; Mrs. Wier, 1,000; and all Directors and executive officers as a group, 52,930.

      Stock ownership guidelines have been established for Directors and officers of Nicor and its subsidiaries. These guidelines were established to align their interests with those of the stockholders and to strengthen their focus on activities that create shareholder value. The guidelines, stated as a multiple of the Director’s annual retainer plus fees or the officer’s base salary, are as follows: Nonofficer Director, three times; Chief Executive Officer, three times; President, three times; Executive Vice President, Senior Vice President or President of a subsidiary, one and a half times; Vice President, one times; and Assistant Vice President, one-half times. Directors and officers are asked to comply with these guidelines through ownership of stock or stock equivalents within five years of becoming a Director or officer.

Section 16(a) Beneficial Ownership Reporting Compliance

      Ownership of and transactions in Nicor stock by executive officers and Directors of the company are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, and Nicor is not aware of any such persons who did not file on a timely basis all reports required.

COMPENSATION COMMITTEE REPORT

      The following information regarding compensation is given with respect to the Chief Executive Officer and other executive officers.

Executive Compensation Philosophy

      Executive compensation at Nicor is intended to assure that the company is able to attract and retain management capable and motivated to serve stockholder, customer and employee interests. Nicor’s executive compensation program is based upon two central objectives:

•	Provide market-competitive compensation opportunities; and

•	Create strong links between shareholder value, financial performance and the pay of Nicor’s top officers.

      To achieve these objectives, the Compensation Committee reviews executive assignments, responsibilities and performance. The Committee establishes or, where appropriate, makes recommendations to the Board of Directors for executive compensation program design and participation; salaries; and incentive compensation opportunities, performance objectives and awards. The Committee is composed of outside directors, none of whom has interlocking relationships with Nicor. The Committee has access to independent compensation consultants and to competitive pay and industry compensation practices.

      Nicor’s executive compensation program has three components — base salary, annual incentive and long-term incentive compensation.

Base Salary

      Individual salaries are set within a broad band structure with market reference points based on an annual review of pay for comparable positions in the energy and general industries. Market reference points for each position are targeted to approximately the 50th percentile of similarly sized companies, with a greater emphasis toward the energy industry. In addition, the Committee takes into account additional factors in setting salaries, such as performance, responsibilities, and leadership.

Annual Incentives

      Participation in the annual incentive compensation plan, which in 2003 included the Chief Executive Officer and the other named executive officers, is extended to those positions that play the most important roles in carrying out Nicor’s annual operating plans. Annual incentive compensation opportunities are based on periodic reviews of comparable positions in the same manner as described previously for salaries and are targeted to the 50th percentile of the competitive data.

      For 2003, Nicor officers had 50%-70% of their annual incentive target based on goals related to the performance of Nicor Gas, Nicor’s primary subsidiary, and 30%-50% related to the performance of the nonutility and other energy operations. Specific weightings for each officer are based on their roles and responsibilities within the company. In addition, in establishing the actual bonus awards to be made, the Compensation Committee may take into account facts and circumstances that exist during the year. Target incentive award opportunities range from 25% to 65% of salary, with maximum possible payouts set at 150% of target. Actual awards for 2003 ranged from 12.5% to 32.5% of salary. This reflects the achievement of 50% of the utility net income goal, 50% of the nonutility goal and 50% of the other energy operations goal.

Long-Term Incentives

      The long-term incentive compensation program is primarily composed of stock options and performance units and is intended to focus senior management clearly on Nicor’s long-term objective of creating value for shareholders. Under this program, participants generally receive periodic grants of stock options and an equal value of performance units with a combined target award value based on periodic comparisons to the 50th percentile levels for comparable positions at similarly sized companies, as described in the salary section above. Participants in the Long-Term Incentive Program are selected by the Compensation Committee and include the Chief Executive Officer and other executive officers who are responsible for setting and carrying out Nicor’s longer-range strategic plans.

•	Stock options carry a maximum 10-year term and are issued with an exercise price equal to the fair market value at the date of grant.

•	For Performance Cash Unit Awards made in 2003 with a performance period of 2003 through 2005, each performance unit is targeted at $1.00 and can be earned based equally upon objectives established by the Compensation Committee for (a) Nicor’s three-year total shareholder return relative to the Standard & Poor’s (S&P) Utilities Index (the same peer group used in the Stock Performance Graph shown following this report) and (b) Nicor’s earnings per share growth over the three-year performance period. The potential number of performance units earned can range from 0% to 200% of the number granted. Performance on each objective is assessed independently. A payout of 100% of the units granted is achieved when Nicor’s performance is in the 60th percentile of the total shareholder return peer group comparison and the three-year earnings per share growth is 18%. Actual long-term incentive compensation relating to performance cash unit awards for executive officers for the 2001 through 2003 cycle was 24.6% of target. This reflects the achievement of 49.2% of the shareholder return goal and 0% of the earnings per share growth goal.

•	Both stock options and performance units vest after one year, but the exercise of stock options is generally restricted for a three-year period. At the end of the restricted period, the stock options automatically become exercisable.

CEO Compensation

      In 2003, Mr. Fisher did not receive any increase in base salary. The Committee considered the following factors when reviewing Mr. Fisher’s salary: his job responsibility and scope; competitive data in utility and diversified utility companies, as well as general industry; his past salary adjustments; and company and individual performance, including leadership, organizational development, shareholder/investor relations and civic/community/industry activities. The Committee did not attach any specific weighting to any one factor, and noted that some factors were more subjective than others.

      Mr. Fisher’s annual incentive compensation payout for 2003 was $221,000. This award was based on the achievement of predefined net income objectives, 70% based on utility performance and 30% based on nonutility performance. Actual achievement was 50% of the utility net income objective and 50% for the nonutility objective.

      The Committee awarded Mr. Fisher a grant of 110,400 stock options and 510,000 performance units on March 20, 2003. These awards were calibrated to the 50th percentile of competitive data for his position as described in this report. The performance units awarded to Mr. Fisher in 2003 have a performance period of 2003 through 2005, and may be earned subject to the total shareholder return and earnings growth criteria described in this report.

1993 Tax Act

      The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. This section provides that compensation in excess of $1 million paid or accrued by Nicor to any of the five most highly compensated employees is not deductible by Nicor unless it meets procedural criteria mandated by law.

      The Compensation Committee has carefully reviewed the impact of Section 162(m) as it applies to Nicor’s compensation programs. It is the Committee’s policy to maximize the effectiveness, as well as the tax deductibility, of Nicor’s executive compensation programs. Therefore, the Committee considers it to be in the best interests of Nicor’s stockholders to retain somewhat broader discretion in determination of performance criteria and administration of the company’s Annual Incentive Programs. In view of anticipated compensation levels of the covered employees in fiscal year 2004, the Committee intends that all compensation paid or accrued will qualify as a tax deductible amount.

Compensation Committee of the Board of Directors of Nicor Inc.

Dennis J. Keller, Chairman     Robert M. Beavers, Jr.     John Rau     Patricia A. Wier

STOCK PERFORMANCE GRAPH

      The following graph shows a five-year comparison of cumulative total returns for Nicor Common Stock, the S&P Utilities Index and the S&P 500 Index (both of which include Nicor Common Stock) as of December 31 of each of the years indicated, assuming $100 was invested on January 1, 1999, and all dividends were reinvested.

Comparison of Five-Year Cumulative Total Return

(PERFORMANCE CHART)

	Nicor	S&P Utilities	S&P 500

	$100	$100	$100
1999	80	91	121
2000	112	145	110
2001	113	101	97
2002	97	71	76
2003	102	89	97

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table shows executive compensation for the years indicated for the Chief Executive Officer and the four other highest-compensated executive officers.

					Long-Term Compensation

					Awards			Payouts
		Annual
		Compensation			Restricted		Shares	Long-Term
Name and					Stock		Underlying	Incentive	All Other
Principal Position	Year	Salary	Bonus		Award		Options	Plan(1)	Compensation(2)

T. L. Fisher	2003	$680,000	$221,000		$0		110,400	$118,080	$89,324
Chairman and Chief	2002	670,769	0		0		60,000	194,625	84,508
Executive Officer of Nicor	2001	633,077	499,200		0		60,000	85,925	77,825
and Chairman of Nicor Gas
R. M. Strobel	2003	$390,500	$117,744		$0		52,100	$25,338	$56,438
President of Nicor, President	2002	316,154	0		0		18,400	0	64,730
and Chief Executive Officer	2001	269,712	173,500		0		12,900	0	13,341
of Nicor Gas
K. L. Halloran	2003	$310,000	$77,500		$0		33,600	$28,782	$33,131
Executive Vice President	2002	301,923	0		0		18,700	54,495	31,253
and Chief Risk Officer of	2001	271,539	165,000		0		14,600	39,015	27,509
Nicor and Nicor Gas
P. C. Gracey, Jr.	2003	$250,000	$43,750		$0		14,900	$0	$30,056
Vice President, General	2002	19,231	28,000	(4)	0		0	0	1,370
Counsel and Secretary of
Nicor and Nicor Gas(3)
D. R. Dodge	2003	$235,000	$41,125		$0		16,500	$11,562	$29,109
Senior Vice President	2002	203,996	0		0		7,900	25,302	40,794
Diversified Ventures &	2001	184,231	62,178		205,550	(5)	5,900	11,048	10,571
Corporate Planning of
Nicor and Nicor Gas

(1)	Payouts under the Performance Unit program of the Long-Term Incentive Plan are made in cash or can be deferred (up to 50%) and converted into share unit equivalents in the Stock Deferral Plan. Payouts in 2003 relate to the Performance Units awarded in 2001 having a 2001-2003 performance period.

(2)	Amounts shown for 2003 include company contributions to the Savings Investment Plan and credits to the Supplemental Savings Investment Plan for Mr. Fisher, Mr. Strobel, Ms. Halloran, Mr. Gracey and Mr. Dodge of $32,130, $23,463, $14,648, $12,073 and $12,541, respectively; interest earned in excess of market on deferred salary for Mr. Fisher, Mr. Strobel, Ms. Halloran and Mr. Gracey of $51,108, $2,480, $18,483 and $358, respectively; credits to the Supplemental Senior Officer Retirement Plan for Mr. Strobel, Mr. Gracey and Mr. Dodge of $30,495, $17,625 and $16,568; credits under the 1968 Incentive Compensation Plan for Mr. Fisher of $6,086.

(3)	Mr. Gracey joined Nicor in November 2002.

(4)	One-time signing bonus payable as an inducement for Mr. Gracey to accept employment.

(5)	The value of 5,000 shares at December 31, 2003 is $170,200. Mr. Dodge is entitled to receive any dividends paid on restricted shares.

Option Grants in 2003

      The following table shows stock options granted in 2003 to the Chief Executive Officer and the four other highest-compensated executive officers:

	Individual Grants

	Number of	% of Total
	Shares	Options	Exercise
	Underlying	Granted to	or Base		Grant Date
	Options	Employees in	Price	Expiration	Present Value(2)
Name	Granted(1)	Fiscal Year	($/Share)	Date	($)

T. L. Fisher	110,400	33%	26.97	03/20/13	476,928
R. M. Strobel	52,100	15%	26.97	03/20/13	225,072
K. L. Halloran	33,600	10%	26.97	03/20/13	145,152
P. C. Gracey, Jr.	14,900	4%	26.97	03/20/13	64,368
D. R. Dodge	16,500	5%	26.97	03/20/13	71,280

(1)	Options vest on March 20, 2004 and become exercisable on March 21, 2006. The Compensation Committee may permit optionees to transfer options, without consideration, to family members, family trusts or family partnerships.

(2)	Present value of grants on March 20, 2003, the date of grant, using a Black-Scholes option-pricing model with the following assumptions: dividend yield of 6.9%, volatility of 34.7%, risk-free interest rate of 2.7%, and expected period outstanding of four years. The weighted-average present value of options granted in 2003 was $4.32.

Aggregated Option Exercises in 2003 and Year-End Option Values

      The following table shows the December 31, 2003 stock option values for the Chief Executive Officer and the four other highest-compensated executive officers, none of whom exercised options in 2003:

	Number of Shares	Value of Unexercised
	Underlying Unexercised	In-the-Money Options
	Options at Year-End 2003	At Year-End 2003(1)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable $

T. L. Fisher	141,000/230,400	152,575/780,528
R. M. Strobel	10,000/83,400	0/368,347
K. L. Halloran	58,500/66,900	104,698/237,552
P. C. Gracey, Jr.	0/14,900	0/105,343
D. R. Dodge	19,700/30,300	22,148/116,655

(1)	Value based on the market value of Nicor’s Common Stock at December 31, 2003, minus the exercise price.

Long-Term Incentive Plan Awards in 2003

      The following table shows performance units granted in 2003 to the Chief Executive Officer and the four other highest-compensated executive officers:

			Estimated Future Payouts Under
			Non-Stock Price-Based Plan
	Number	Performance
Name	of Units	Period	Threshold ($)	Target ($)	Maximum ($)

T. L. Fisher	510,000	2003 thru 2005	127,500	510,000	1,020,000
R. M. Strobel	241,000	2003 thru 2005	60,250	241,000	482,000
K. L. Halloran	155,000	2003 thru 2005	38,750	155,000	310,000
P. C. Gracey, Jr.	69,000	2003 thru 2005	17,250	69,000	138,000
D. R. Dodge	76,000	2003 thru 2005	19,000	76,000	152,000

      Each performance unit is valued at $1.00 target. The payout is determined by a performance multiplier which ranges from 0 to 200% based equally on Nicor’s total shareholder return over the performance period as compared to the performance of the S&P Utilities Index and the company’s earnings per share growth over the performance period.

Retirement Benefits Under Retirement Arrangements

      The following table shows the estimated annual benefits under Nicor’s retirement plans on a straight life annuity basis at age 65 for various compensation bases and years of service classifications.

	Years of Service
Base
Compensation	15	20	25	30	35

$150,000	$37,456	$49,941	$62,427	$74,912	$84,287
250,000	64,456	85,941	107,427	128,912	144,537
350,000	91,456	121,941	152,427	182,912	204,787
450,000	118,456	157,941	197,427	236,912	265,037
550,000	145,456	193,941	242,427	290,912	325,287
650,000	172,456	229,941	287,427	344,912	385,537
750,000	199,456	265,941	332,427	398,912	445,787
850,000	226,456	301,941	377,427	452,912	506,037

      Employees of Nicor and Nicor Gas who are not covered by a collective bargaining agreement, including executive officers, hired prior to December 31, 1997 are covered by the Retirement Plan, which is an actuarially-based, defined benefit plan with benefits determined by “Base Compensation” (highest annual average of base salary for any consecutive 60-month period) and years of service. The base salary for this purpose is the amount shown under “Salary” in the Summary Compensation Table. Benefits payable under the Retirement Plan in excess of the limitations under the Internal Revenue Code will be paid under the terms of the Supplemental Retirement Plan. Under the Retirement Plan, an employee may elect to receive a lump sum benefit at retirement in lieu of semi-monthly payments. The lump sum payment is based on the actuarial present value of the future retirement payments utilizing the average yield of the 30-year Treasury Securities in effect two months prior to the beginning of the quarter during which retirement occurs. The benefits are not subject to any reduction for social security payments or any other offset amounts. Executive officers hired after December 31, 1997 are covered by a Supplemental Senior Officer Retirement Plan, an executive defined contribution plan, under which they receive an annual credit of six percent of base salary and annual incentive. They are vested after three years, upon attaining age sixty, or in the event of a change in control. They may elect to receive their benefit in either a lump sum or installments. They may elect to have amounts credited to their accounts accrue a return equivalent to the results of specified investment company investments. While the accounts will remain unfunded obligations of Nicor, Nicor has created a trust for its own benefit that will hold investments reflecting these obligations. The company has also agreed to pay Mr. Strobel, who is covered by the Supplemental Senior Officer Retirement Plan, an additional annual retirement benefit for life of from $25,000 (for completing three years of service) to $50,000 (if he completes five years of service) or its actuarial equivalent. He will be credited with three additional years of service if he becomes entitled to benefits under his change in control agreement described in the next section. Credited years of service under these arrangements are as follows: Mr. Fisher, 36; Ms. Halloran, 29; Mr. Dodge, 5; Mr. Strobel, 3; and Mr. Gracey, 1.

Change in Control Arrangements

      In the event of a “change in control” of Nicor, then the following would generally occur:

•	Under the provisions of Nicor’s Long-Term Incentive Plan, all outstanding stock options, restricted stock and performance units will automatically become fully exercisable and/or vested;

•	Under the terms of the Salary Deferral Plan, any deferred balance account shall be determined as though the participant retired and distributed as soon as practical;

•	Under the terms of the Capital Accumulation Plan, under which certain executive officers deferred a portion of their salary or other compensation in 1984 and 1985, the amount deferred shall be credited at an interest rate of 20 percent per annum from the date of deferral, less amounts already received, and distributed as soon as practical following termination within two years of the control change for any reason other than death or total and permanent disability;

•	Under the terms of the Stock Deferral Plan, balances will be distributed as soon as practical; and

•	Under the terms of the Supplemental Senior Officer Retirement Plan, amounts accrued become fully vested and distributed as soon as practical.

      In general, a change in control occurs if any person or group is or becomes a beneficial owner of or has accepted for payment 20% or more of the outstanding Common Stock or securities with 20% or more of the combined voting power of all Nicor voting securities; if the shareholders approve a plan of complete liquidation or dissolution of Nicor; if individuals who were the Board’s nominees for election shall not constitute a majority of the Board following the election; or upon consummation of a reorganization, merger, consolidation, or other business combination involving Nicor or the sale or other disposition of more than 50% of the operating assets of Nicor on a consolidated basis, unless Nicor stockholders continue to own at least 60% of the resulting entity in substantially the same proportion, no person thereby becomes the beneficial owner of 20% or more of the Common Stock or voting securities of the resulting entity, and members of the Nicor Board become at least a majority of the Board of the resulting entity. In addition, a change in control will occur for purposes of any stock-based award if a tender offer not approved by the Board is made whereby the offeror could become the owner of 50% or more of Nicor’s voting stock unless the offer is withdrawn by three business days prior to its scheduled termination.

      The Board of Directors has entered into change in control agreements with Mr. Fisher, Ms. Halloran, Mr. Strobel, Mr. Gracey and Mr. Dodge. These agreements generally provide for continued employment for two years following a change in control in their then-current positions at no less than their then-current compensation and benefits, and for the following upon termination of the executive’s employment by the executive for “good reason” or by Nicor without “cause” (as defined in the change in control agreement) during that period: (1) payment of an amount equal to three times (two times for Mr. Gracey) the sum of the executive’s annual base salary and the greater of the average bonus for the last two years or the current year target bonus; (2) full vesting plus credit for an additional three years of age and service in the Supplemental Retirement Plan for Mr. Fisher and Ms. Halloran; (3) full vesting plus credit for an additional three years of contributions (two years for Mr. Gracey) under the Supplemental Senior Officer Retirement Plan for Mr. Strobel and Mr. Dodge; (4) full vesting for Mr. Strobel under his Retirement Agreement; (5) full vesting and an additional three years (two years for Mr. Gracey) of company contributions to the Savings Investment Plan; (6) full vesting of all outstanding stock incentive awards, which would continue to be exercisable for their full term or until the executive’s earlier death; (7) at least a three year (two years for Mr. Gracey) continuation of welfare benefits; and (8) outplacement and legal fees and other expenses. In addition, if any payments to the executive are subject to the excise tax on “parachute payments,” Nicor will make an additional payment to the executive so that the executive will receive net benefits as if no excise tax were payable. The agreements are automatically extended for an additional year on each December 31 unless either party gives notice to the contrary by the preceding June 30. The agreements are also extended automatically for two years following any change in control while they are in effect.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Mr. Strobel was elected Senior Vice President, General Counsel and Secretary of Nicor Inc. and Nicor Gas Company in January 2001, Executive Vice President, General Counsel and Secretary in January 2002, President in October 2002, Chief Executive Officer of Nicor Gas in November 2003, and appointed to the Nicor and Nicor Gas Boards of Directors in January 2004. Mr. Strobel’s wife, Pamela B. Strobel, is Executive Vice President and Chief Administrative Officer of Exelon Corporation. Since January 1, 2003, Nicor Gas and Exelon Corporation are parties to the following transactions, proposed transactions or business dealings: (1) Nicor Gas and Commonwealth Edison Company (ComEd), a subsidiary of Exelon Corporation, are parties to an interim agreement approved by the Illinois Commerce Commission under which they cooperate in cleaning up residue at former manufactured gas plant sites. Under the interim agreement, costs are evenly split between Nicor Gas and ComEd, except that, if they cannot agree upon a final allocation of costs, the interim agreement provides for arbitration. For 2003, Nicor Gas billed ComEd $2,873,556 and ComEd billed Nicor Gas $33,086,632. For 2004, Nicor Gas estimates that it will bill ComEd approximately $4,500,000 and that ComEd will bill Nicor Gas approximately $15,200,000. (2) Nicor Gas and Exelon Power Team, a subsidiary of Exelon Corporation, are parties to a three-year agreement entered into in May 2000 pursuant to which Nicor Gas transports natural gas to an electric generating station in Rockford, Illinois. Nicor Gas received payments of $2,278,380 in 2003 under this agreement, and estimates that it will receive payments of approximately $2,100,000 in 2004. (3) Nicor Energy L.L.C. (Nicor Energy), which is indirectly 50% owned by Nicor Inc. and which has ceased operations and is currently being dissolved, acting as an agent on its customers’ behalf, changed the customers’ energy charge from ComEd’s bundled electricity rate to the ComEd Purchase Power Option (PPO). Nicor Energy remitted the energy and transmission charges it collected from the customers to ComEd. In 2003, the total amount of such remittances by Nicor Energy was approximately $12,500,000.

AUDIT COMMITTEE REPORT

      The Audit Committee consists of four members of the Board of Directors. Each member of the Committee is independent of Nicor and its management, as defined by the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. Donahoe is an “audit committee financial expert.” A copy of the Committee’s charter is included with this proxy statement.

      The Committee has reviewed and discussed Nicor’s quarterly and December 31, 2003 audited financial statements with management and with Deloitte & Touche LLP, the company’s independent public accountants. The Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      The Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standard No. 1, Independence Discussions with Audit Committees, by the Independence Standards Board, regarding their independence. The Committee has discussed with Deloitte & Touche LLP their independence and considered whether the provision of non-audit services referred to in this proxy statement under “Independent Public Accountants” is compatible with maintaining their independence.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2003 audited financial statements be included in Nicor’s Annual Report on Form 10-K for 2003.

Audit Committee of the Board of Directors of Nicor Inc.

Bruce P. Bickner, Chairman     John H. Birdsall, III     Thomas A. Donahoe     John E. Jones

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has selected the firm Deloitte & Touche LLP, independent public accountants, to audit the books, records and accounts of the company for 2004. Deloitte & Touche LLP has served as Nicor’s independent public accountants since May 2002. The Board of Directors unanimously recommends that the shareholders ratify this appointment.

      Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

INDEPENDENT PUBLIC ACCOUNTANTS

      Effective May 3, 2002, the Board of Directors, based on the recommendation of the Audit Committee, dismissed Nicor’s independent auditors, Arthur Andersen LLP, and engaged the services of Deloitte & Touche LLP as its new auditors. The audit reports of Arthur Andersen LLP on the consolidated financial statements of Nicor for the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2001 and 2000 and the subsequent interim period through May 3, 2002, there were not disagreements between Nicor and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

      Based on the recommendation of the Audit Committee, the Board of Directors appointed Deloitte & Touche LLP to audit the company’s restated financial statements for the years 1999, 2000 and 2001, and to audit its financial statements for 2002, 2003 and 2004.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

      The following is a summary of the fees billed to Nicor by Deloitte & Touche LLP for professional services rendered for the years ended December 31, 2003 and 2002:

Fee Category	2003	2002

Audit Fees	$924,000	$2,203,000
Audit-Related Fees	484,000	227,000
Tax Fees	11,000	—
All Other Fees	259,000	86,000

Total	$1,678,000	$2,516,000

Audit Fees

      Consists of fees for professional services rendered for the audit of Nicor’s consolidated and Nicor Gas’ financial statements, review of the interim financial statements included in quarterly reports, and services in connection with statutory and regulatory filings and preparation of comfort letters for debt issues.

Audit-Related Fees

      Consists of fees for assurance and related services that are reasonably related to the performance of the audit of Nicor’s consolidated and Nicor Gas’ financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards and due diligence related to potential mergers and acquisitions.

Tax Fees

      The 2003 fees related to tax preparation assistance.

All Other Fees

      These fees are in connection with work performed related to the Securities and Exchange Commission and Illinois Commerce Commission inquiries and investigations.

Audit Committee Pre-Approval Policies and Procedures

      In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by Deloitte & Touche LLP. On an ongoing basis, management of Nicor defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of Deloitte & Touche LLP. On a periodic basis, Nicor’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. In 2003, the de minimis exception was used for one item in the tax category that was not approved in advance by the Committee. This item approximated 0.4% of the total fees paid.

ITEM 3 — STOCKHOLDER PROPOSAL

      The following proposal was submitted to the company by Mr. Emil Rossi (with an address of P.O. Box 249, Boonville, CA 95415 and a legal proxy to Mr. John Chevedden and/or his designee, with an address of 2215 Nelson Ave., No. 205, Redondo Beach, California 90278), who is the beneficial owner of 200 shares of Nicor Common Stock as of November 18, 2003, and is included in this proxy statement in compliance with SEC rules and regulations.

3 — Shareholder Input on Poison Pills

      RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote. Also, once this proposal is adopted, dilution or removal of this proposal is requested to be submitted to a shareholder vote at the earliest possible shareholder election. Directors have discretion to set the earliest election date and in responding to shareholder votes.

      This topic won an overall 60% yes-vote at 79 companies in 2003.(1) I do not see how our Directors could object to this proposal because it gives our Directors the flexibility to ignore our shareholder vote if our Directors seriously believe they have a good reason. I believe that there is a greater tendency for shareholders, who more closely follow our company, to vote in favor of this proposal topic.

Shareholders’ Central Role

      Putting poison pills to a vote is a way of affirming the central role that shareholders should play in the life of a corporation. An anti-democratic scheme to flood the market with diluted stock is not a reason that a tender for our stock should fail.

      Source: The Motley Fool

      “That’s the key negative of poison pills — instead of protecting investors, they can also preserve the interests of management deadwood as well.”

      Source: Morningstar.com

Akin to a Dictator

      “[Poison pill] That’s akin to the argument of a benevolent dictator, who says, ‘Give up more of your freedom and I’ll take care of you.”’

      Source: T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years.

      I believe our board may be tempted to partially implement this proposal to gain points in the new corporate governance scoring systems. I do not believe that a partial implementation, which could still allow our directors to give us a poison pill on short notice, would be a substitute for complete implementation.

The Potential of a Tender Offer Can Motivate Our Directors

      Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management.

      Source: Wall Street Journal, Feb. 24, 2003, Special 12-page “Corporate Governance” opinion section.

Council of Institutional Investors Recommendation(2)

      The Council of Institutional Investors www.cii.org an organization of 130 pension funds investing $2 trillion, called for shareholder approval of poison pills.(3) Based on the 60% overall yes-vote in 2003 many shareholders believe companies should allow their shareholders a vote.

Shareholder Input on a Poison Pill

Yes on 3

(1)	IRRC Corporate Governance Bulletin, June-September 2003.

(2)	General recommendation, not this specific proposal.

(3)	Council of Institutional Investors Corporate Governance Policies updated September 4, 2003.

      The Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

      In 1997, the Nicor Board of Directors adopted a shareholder rights plan, which is set to expire on September 30, 2007. The primary purpose of the plan is to protect the value of your investment in Nicor by encouraging a potential buyer of the company to negotiate in good faith directly with the Board prior to attempting a takeover. Our shareholder rights plan is not intended to, and we believe will not, interfere with negotiated transactions nor preclude takeover offers at a price and on terms that are in the best interests of the company’s shareholders. However, limiting the Board’s discretion regarding the adoption, maintenance and extension of a rights plan could leave the company’s shareholders without this important protection and could put a future Board — and therefore ultimately the shareholders — at a disadvantage in negotiating a transaction with a potential acquirer.

      The shareholder rights plan is designed to prevent unfair, abusive tactics that can characterize unsolicited takeover attempts. A major function of the plan is to provide the Board, nine of whose 12 members are independent directors, with the time necessary to properly evaluate the adequacy of any potential offer and pursue superior alternatives that may be available for the company’s shareholders. However, the shareholder proposal as framed would require the Board to submit a future rights plan to the next occurring shareholder meeting, which could provide a significant timing advantage to a hostile bidder. This approach could deny the Board the speed and flexibility it would need to address an unsolicited acquisition for control or coercive takeover tactics, which could be timed by the bidder to effectively preclude the use of a rights plan and deny shareholders its benefits.

      Hostile takeover attempts made at a price less than fair value and partial or two-tier tender offers, that deprive some stockholders of the ability to obtain a full and fair price for all of their shares, are detrimental to the interests of the company’s shareholders and other constituencies. In fact, the same Morningstar article quoted by the proponent of the proposal also states that:

“A poison pill protects investors in such a company from being taken out by a larger, mediocre one at a price well below its intrinsic value.” (Morningstar.com, “Is Management on Your Side?” (August 15, 2003)).

      There is also empirical evidence demonstrating the economic benefits that rights plans provide for shareholders. For example, a November 1997 study by Georgeson Shareholder, a nationally recognized proxy solicitation and investor relations firm, concluded that the premiums paid to acquire target companies that had shareholder rights plans in place averaged 8 percent higher than premiums paid for target companies without shareholder rights plans. Thus, they concluded that rights plans contributed an additional $13 billion in shareholder value during the previous five years, and stockholders of acquiring companies without such protection gave up $14.5 billion in potential premiums. (Georgeson.com, “Mergers & Acquisitions — Poison Pills and Shareholder Value/ 1992-1996” (1997)).

      Furthermore, the same Wall Street Journal article quoted by the proponent of the proposal also states that:

“In 300 transactions from 1993 to 1997 studied by J.P. Morgan, companies with pills sold at a median premium of 34.6% over the pre-offer trading price, compared with 25.0% for companies without a pill.” (Wall Street Journal, “Heard on the Street — Sealed Air’s CEO Takes Holders’ View of “Poison Pills”’ (April 28, 1999)).

      Most recently, a May 2001 study conducted by J.P. Morgan analyzed 397 transactions between 1997-2000 representing all announced acquisitions of publicly-traded companies in the United States in excess of $1 billion. The study revealed that the median takeover premium paid for companies with a rights plan was 4 percent higher than for companies without one. (Business Week, “The Bids Sure Are Getting Hostile” (January 14, 2002)).

      These empirical studies support the underlying reasons why rights plans have been adopted by over 2,000 companies, including nearly 60% of the companies listed on the Standard & Poor’s 500 Index, as of the end of

2002 according to the Investor Responsibility Research Center. (IRRC.com, Corporate Governance Guidelines: An Analysis of Corporate Governance Guidelines at S&P 500 Companies (2003)).

      In summary, the shareholder rights plan strengthens the ability of the Board in the exercise of its fiduciary duties to protect and further the interests of shareholders by providing it with the opportunity to thoroughly and completely evaluate an offer in order to maximize shareholders’ value.

      For the reasons stated above, the Board unanimously recommends a vote AGAINST this proposal.

LITIGATION

      Following Nicor’s July 18, 2002 press release concerning accounting irregularities at Nicor Energy, a joint venture in which Nicor has a 50% interest and is currently being dissolved, and problems in connection with its Performance-Based Rate Plan, three purported derivative lawsuits were brought against Mr. Fisher, Ms. Halloran and all members of Nicor’s Board of Directors (collectively, the “individual defendants”). Nicor was named as a nominal defendant in all three suits, which have since been consolidated in an amended complaint. The actions were brought in the Circuit Court of Cook County, Illinois, Chancery Division. The plaintiffs allege that the individual defendants breached their fiduciary duties to Nicor by allegedly causing or allowing Nicor to disseminate to the market materially misleading and inaccurate information, and failing to establish and maintain adequate accounting controls. Plaintiffs also contend that two of the defendants (Mr. Fisher and Mr. Birdsall) engaged in improper insider selling of Nicor stock at inflated prices. The plaintiffs seek compensatory and punitive damages, attorneys’ fees and costs, and other relief against the individual defendants on behalf of Nicor, but do not seek any damages against the company. On May 8, 2003, Nicor filed a Motion to Dismiss. On October 7, 2003, the Court granted Nicor’s Motion to Dismiss and Plaintiffs were granted leave to file a Consolidated Third Amended Complaint. In November 2003, the Plaintiffs filed a Consolidated Third Amended Complaint and in December 2003, Nicor filed a Motion to Dismiss. The Court is set to rule on Nicor’s Motion to Dismiss on March 26, 2004.

      Nicor is advancing expenses for the defense of these lawsuits by the individual defendants as required by Article 10 of Nicor’s Articles of Incorporation.

STOCKHOLDER PROPOSALS

      Stockholder proposals must be received at Nicor’s General Office, attention Vice President, General Counsel and Secretary, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before November 4, 2004, and must otherwise comply with Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the 2005 Annual Meeting of Stockholders. In addition, written notice must be received on or before January 18, 2005 and must otherwise comply with Nicor’s By-Laws in order for stockholder proposals or nominations to be presented at the 2005 Annual Meeting.

OTHER MATTERS

      As of the date of this Proxy Statement, Nicor knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

      By order of the Board of Directors.

PAUL C. GRACEY, JR.
Vice President, General Counsel
and Secretary

      March 11, 2004

Appendix A

NICOR INC.

STANDARDS FOR DIRECTOR INDEPENDENCE

      The following standards, established by New York Stock Exchange have been adopted by the Board of Directors (the “Board”) to determine whether a Director of the Company is independent:

•	No Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

•	A Director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

•	A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•	A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

•	A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on such other company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

•	A Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

•	An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

      The Board has established the following additional categorical standards of independence to assist it in making independence determinations:

      Business Relationships. Any payments by the Company for goods or services, or other contractual arrangements to: (i) a business employing, or 10% or more owned by, a Director or an immediate family member; or (ii) an entity for which a Director or an immediate family member serves as a director or in a similar capacity, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a Director’s independence:

•	If a Director (or an immediate family member) is an officer or director of another company that does business with the Company and the annual sales to, or purchases from the Company during such other company’s preceding fiscal year are less than 2% of the gross annual revenues of such company; and

•	If a Director is a partner, officer or employee of an investment bank or consulting firm, the Director (or an immediate family member) does not personally perform any investment banking or consulting

A-1

services for the Company, and the annual fees paid to the firm by the Company during such firm’s preceding fiscal year does not exceed $250,000.

      Relationships with Charitable Organizations. A Director’s independence will not be considered impaired solely for the reason that a Director or an immediate family member is a director, officer or trustee of a university, foundation or other not-for-profit organization that receives from the Company and its direct and indirect subsidiaries during any of the prior three fiscal years, contributions in any single fiscal year not exceeding the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues during such charitable organization’s fiscal year. (Any automatic matching of employee charitable contributions by the Company or its direct or indirect subsidiaries is not included in the Company’s contributions for this purpose.) All contributions by the Company in excess of $100,000 to not-for-profit entities with which a Director is affiliated, will be reported to the Corporate Governance Committee, and may be considered in making independence determinations.

      For purposes of these standards, “Company” shall mean Nicor Inc. and its direct and indirect subsidiaries.

A-2

Appendix B

NICOR INC.

AUDIT COMMITTEE CHARTER

Organization

      The audit committee’s membership, including the number, qualifications and independence of its members, its written charter and its responsibilities shall comply with the corporate governance rules of the New York Stock Exchange (“NYSE”) and the requirements of the federal securities laws and the Securities and Exchange Commission (“SEC”).

      The audit committee shall consist of at least three members, each of whom is independent of management and the company. The board of directors shall appoint the members of the audit committee annually and shall designate the chairman of the committee.

      The board of directors shall also have the power at any time to change the membership of the audit committee and fill its vacancies. Subject to rules prescribed by the board of directors, the audit committee shall meet at such times, but not less than four times annually, and at such place as the members of the audit committee shall deem necessary or desirable. Meetings of the audit committee may be called at any time by the chairman of the committee or by any two members of the committee.

      Except as expressly provided in this charter or the bylaws of the company, the audit committee shall fix its own rules of procedure.

Purpose

      The purpose of the audit committee is to assist the board of directors in fulfilling its oversight responsibility relating to the company’s accounting and reporting practices, the quality and integrity of financial reports, the company’s compliance with legal and regulatory requirements, adherence to the company’s ethics policy, the adequacy of internal controls, the effectiveness of risk management, the independence, qualifications and performance of the company’s independent auditor, and the performance of the internal audit function. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the audit committee, the independent auditors, the internal auditors, and the management of the company. The audit committee will periodically hold private, separate sessions with management, internal audit, and the external auditor.

Responsibilities and Duties

      In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the accounting and financial reporting practices of the company continue to comply with all applicable requirements and that they remain of the highest quality. The committee will review and reassess at least annually the audit committee charter in light of current circumstances and changes in regulations, and recommend any proposed revisions to the audit committee charter to the board of directors.

      In carrying out its responsibilities, the audit committee will:

External Auditors:

•	Be directly responsible for the appointment, retention, compensation and oversight of the work of the company’s independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the issuer. The company’s independent auditor will report directly to the audit committee.

•	Pre-approve all auditing and non-audit services provided by the company’s independent auditor. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals. Such delegated pre-approvals shall be presented to the full audit committee at its next meeting.

•	At least annually, obtain and review a report by the independent auditor describing: the audit firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review of the auditing firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the company.

•	Discuss with the independent auditors and financial management of the company, the scope of the proposed annual audit and quarterly reviews for the current year.

•	Ensure that the independent auditor periodically reports to the audit committee: 1) all critical accounting policies and practices used by the company, 2) all alternative accounting treatments that have been discussed with management, ramifications of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and 3) other material written communications between the independent auditor and management.

•	Review with the independent auditors any problems or difficulties encountered during their audit and management’s responses thereto.

•	Set clear hiring policies for employees or former employees of the company’s independent auditors, consistent with SEC regulations and NYSE listing standards.

Internal Auditors:

•	Review the internal audit function of the company including its independence and authority, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

•	Review at least annually a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

Financial Reporting:

•	Discuss the annual audited financial statements and quarterly financial statements, including the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditors to determine significant financial reporting issues, the quality of and any changes to the application of accounting principles, the reasonableness of significant accounting estimates, the clarity of disclosures, and the existence of significant or unusual transactions.

•	Recommend to the board of directors the inclusion of the audited financial statements of the company in its Annual Report to Shareholders and Form 10-K.

•	Discuss with management the types of information to be presented in the company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Prepare the report of the audit committee required by the rules of the SEC to be included in the company’s annual meeting proxy statement.

•	Prior to the filing of each Form l0-Q and the Form l0-K, discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 under the professional standards of the American Institute of Certified Public Accountants.

Internal Control and Risk Management:

•	Review periodically and separately, with the independent auditors, the internal auditors and management, the adequacy and effectiveness of the accounting and financial controls of the company; any special audit steps adopted in light of material control deficiencies; and any recommendations for the improvement of controls or procedures.

•	Discuss with the company’s CEO and CFO disclosures made to them during their certification process for Forms 10-K and 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein, and any fraud involving management or other employees who have a significant role in the company’s internal controls.

•	Discuss with the company’s CEO and CFO their periodic certifications required to be made with the SEC and NYSE.

•	Review the results of procedures performed to determine adherence to the company’s code of conduct and ethics.

•	Discuss the company’s guidelines and policies with respect to risk assessment and risk management with management, the internal auditors and the independent auditors.

General:

•	Report regularly to the board of directors.

•	Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters; and for the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

•	At least annually, perform a self-evaluation of the audit committee’s performance.

•	Obtain the advice and assistance from outside legal, accounting or other advisors as the committee determines necessary to carry out its duties. The committee may authorize the company to pay for such engagements, as well as to pay for the independent auditor hired by the committee.

•	Perform any other action necessary to comply with the regulations of the SEC and the NYSE.

Nicor Inc. P.O. Box 3014 Naperville, IL 60566-7014

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Nicor Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NCRIN1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NICOR INC.

The Board of Directors recommends a vote FOR the item listed below.				For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

1. Election of Directors				☐	☐	☐
1.	R. M. Beavers, Jr.	7.	D. J. Keller
2.	B. P. Bickner	8.	W. A. Osborn
3.	J. H. Birdsall, III	9.	J. Rau
4.	T. A. Donahoe	10.	J. F. Riordan
5.	T. L. Fisher	11.	R. M. Strobel
6.	J. E. Jones	12.	P. A. Wier

	For	Against	Abstain
The Board of Directors recommends a vote FOR Proposal 2.

2. Ratification of Deloitte & Touche LLP as independent public accountants in 2004.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 3.

3. Shareholder proposal concerning the shareholder rights plan.	☐	☐	☐

	Yes	No

Please indicate if you plan to attend the meeting	☐	☐

Please vote, date, and sign your name(s) exactly as shown and mail promptly in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

ADMISSION TICKET

You are cordially invited to attend the annual meeting of stockholders of Nicor Inc. to be held on Thursday, April 15, 2004 at 10:30 a.m. at the Northern Trust Company, 6th Floor Assembly Room, 50 LaSalle Street, Chicago, Illinois.

You should present this admission ticket, and a form of personal identification, in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and one guest, and is not transferable. If shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from your broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Nicor Inc.
P. O. Box 3014
Naperville, IL 60566-7014

Proxy Solicited by the Board of Directors

The undersigned appoints Thomas L. Fisher, John H. Birdsall, III, Patricia A. Wier, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of stockholders of Nicer Inc., to be held April 15, 2004 or at any adjournment thereof, on the matter as set forth in the Proxy Statement and on all matters properly presented at the meeting.

This instruction and proxy card is also solicited by the Board of Directors of Nicor Inc. for persons who participate in (1) the Nicor Savings Investment Plan, (2) the Nicor Gas Thrift Plan, and (3) the Birdsall, Inc. Retirement Savings Plan. By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby instructs Vanguard Fiduciary Trust Company, the trustee of each of the Plans named above, to exercise the voting rights relating to any shares of Common Stock of Nicor Inc. allocable to his or her account(s) as of February 17, 2004. The trustee will tabulate the votes received from all participants by the voting deadline and shall vote the shares of Nicor Common Stock for which it does not receive voting instruction in the same proportion as the shares voted under the Plans pursuant to instruction.

Proxies will be voted as directed.

In the absence of specific direction, signed proxies will be voted in accordance with the recommendation of the Board of Directors.